Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2013

Tontitown, Arkansas, February 5, 2014......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $1,295,393 or diluted and basic earnings per share of $0.15 for the quarter ended December 31, 2013, and net income of $5,914,814 or diluted and basic earnings per share of $0.68 for the year ended December 31, 2013. These results compare to net loss of $311,010 or diluted and basic loss per share of $0.04 for the quarter ended December 31, 2012, and net income of $2,178,881 or diluted and basic earnings per share of $0.25 for the year ended December 31, 2012.

Operating revenues were $96,545,594 for the fourth quarter of 2013 compared to $95,772,668 for the fourth quarter of 2012. Operating revenues were $402,813,020 for the year ended December 31, 2013, a 5.8% increase compared to $380,632,762 for the year ended December 31, 2012.

Daniel H. Cushman, President of the Company, commented, “For the third quarter in a row, we have posted double-digit gains in our quarterly year over year earnings per share performance which resulted in a 172% increase in total year over year earnings per share. The fourth quarter of this year reflected a significant swing from a net loss of $0.04 per share to net income of $0.15 per share, resulting in a year over year improvement of $0.19 in earnings per share for the fourth quarter. While the fourth quarter results are satisfying, momentum slowed during December due to multiple unfavorable weather related events and a slow final week of the year. We certainly had challenges this December but October and November performance was strong enough to allow us to finish the quarter with a $2.1 million operating profit. Last year, even though we had operating profits in October and November, these profits were not large enough to make up for a weak December.

“We are pleased not only with our final results for 2013 but also in the consistency of those results. In 2012, we had an operating profit in every month except December and while those results were a significant improvement compared to our previous four year history, we were not satisfied that our monthly profits were just marginal. During 2013, we experienced 8 months that exceeded our best month during 2012 and our results reflected consistent improvement from month to month.

“We believe a large part of our success is that we continue to focus on the things we do best. We are a premiere transportation service provider to the automotive industry and we continue to grow in the other service areas where we feel we are “best in class” such as in our Dedicated, Mexico, and Expedited divisions. Like most carriers, we continue to face significant challenges in our random fleet. However, we continue to look for opportunities to make the random fleet “less random” by building and maintaining linked geographical tours. We have experienced some sluggishness with our Supply Chain Solution division but believe potential remains for growth and increased profits.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries

Key Financial and Operating Statistics

(unaudited)

	Quarter ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenue, before fuel surcharge	$75,469,175	$74,398,457	$313,116,995	$297,698,165
Fuel surcharge	21,076,419	21,374,211	89,696,025	82,934,597
	96,545,594	95,772,668	402,813,020	380,632,762

Operating expenses and costs:
Salaries, wages and benefits (1)	25,967,999	27,137,756	107,037,366	108,866,054
Fuel expense	22,958,725	26,715,873	97,660,447	111,377,974
Operating supplies and expenses	8,286,873	9,264,374	34,727,589	39,010,789
Rent and purchased transportation (1)	20,716,991	15,876,261	85,225,650	54,010,981
Depreciation	9,552,111	10,105,040	39,087,688	38,297,890
Operating taxes and licenses	1,217,238	1,277,739	4,879,628	5,003,437
Insurance and claims	3,621,365	3,662,053	14,586,585	13,744,172
Communications and utilities	558,758	574,842	2,237,036	2,234,532
Other	1,629,916	1,629,851	6,719,466	5,350,424
Gain on disposition of equipment	(31,903)	(76,566)	(854,491)	(166,251)
Total operating expenses and costs	94,478,073	96,167,223	391,306,964	377,730,002

Operating income (loss)	2,067,521	(394,555)	11,506,056	2,902,760

Interest expense	(834,235)	(783,837)	(3,374,948)	(2,595,371)
Non-operating income	837,220	610,719	1,539,629	3,287,939

Income (loss) before income taxes	2,070,506	(567,673)	9,670,737	3,595,328
Income tax expense (benefit)	775,113	(256,663)	3,755,923	1,416,447

Net income (loss)	$1,295,393	$(311,010)	$5,914,814	$2,178,881

Diluted earnings (loss) per share	$0.15	$(0.04)	$0.68	$0.25

Average shares outstanding – Diluted	8,683,400	8,701,607	8,681,921	8,701,924

	Quarter ended December 31,		Twelve Months ended December 31,
Truckload Operations	2013	2012	2013	2012

Total miles	50,874,675	50,241,983	209,837,462	200,765,378
Operating ratio (2)	97.21%	100.74%	96.24%	99.18%
Empty miles factor	7.10%	8.52%	7.33%	8.72%
Revenue per total mile, before fuel surcharge	$1.39	$1.37	$1.38	$1.36
Total loads	63,971	63,769	260,970	258,968
Revenue per truck per work day	$612	$606	$633	$609
Revenue per truck per week	$3,060	$3,030	$3,165	$3,045
Average company trucks	1,467	1,563	1,483	1,611
Average owner operator trucks	365	209	322	149

Logistics Operations
Total revenue	$4,856,509	$5,645,912	$23,033,491	$24,280,406
Operating ratio	97.96%	97.96%	97.35%	97.33%

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1)

In order to conform to industry practice, the Company began to classify payments to third-party owner operator drivers as purchased transportation rather than as salaries, wages and benefits as had been presented in reports prior to the period ended September 30, 2013. This reclassification has no effect on operating income, net income or earnings per share. The Company has made corresponding reclassifications to comparative periods shown.

2)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.